Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2019 Second Quarter Results

Oxford, CT – November 2, 2018 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the second quarter of fiscal year 2019.

Second Quarter Highlights

	Fiscal 2019		Fiscal 2018		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$172.9	$172.9	$164.3	$164.3	5.2%	5.2%
Gross margin	$67.8	$67.8	$61.9	$61.9	9.5%	9.5%
Gross margin %	39.2%	39.2%	37.7%	37.7%
Operating income	$35.9	$35.9	$25.4	$31.9	41.1%	12.4%
Operating income %	20.8%	20.8%	15.5%	19.4%
Net income	$30.1	$30.2	$14.8	$20.3	103.1%	49.2%
Diluted EPS	$1.22	$1.22	$0.61	$0.83	100.0%	47.0%

(1) Results exclude items in reconciliation below.

Six Month Highlights

	Fiscal 2019		Fiscal 2018		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$348.9	$348.9	$328.2	$328.2	6.3%	6.3%
Gross margin	$135.6	$135.6	$123.9	$123.9	9.4%	9.4%
Gross margin %	38.9%	38.9%	37.8%	37.8%
Operating income	$71.9	$71.9	$57.4	$63.9	25.2%	12.5%
Operating income %	20.6%	20.6%	17.5%	19.5%
Net income	$57.6	$58.3	$36.6	$42.2	57.2%	38.1%
Diluted EPS	$2.34	$2.37	$1.51	$1.74	55.0%	36.2%

(1) Results exclude items in reconciliation below.

“Our results for the second quarter of fiscal 2019 were in line with our expectations as we grew organic net sales and delivered gross margin improvements across the organization, capping a solid first half of our fiscal year,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Strong year-over-year organic sales results in the Aerospace and Industrial markets, combined with solid margin expansion and expense management, led to improved profitability in the quarter. The strong operating performance and healthy backlog have us well-positioned for the remainder of fiscal 2019.”

Second Quarter Results

Net sales for the second quarter of fiscal 2019 were $172.9 million, an increase of 5.2% from $164.3 million in the second quarter of fiscal 2018. Excluding the restructured Sargent Canada operation, organic net sales increased 7.3% year over year. Net sales for the aerospace markets increased 4.4% in total and 7.5% on an organic basis. Industrial market sales grew 6.5% in total and 7.0% on an organic basis. Gross margin for the second quarter of fiscal 2019 was $67.8 million compared to $61.9 million for the same period last year. Gross margin as a percentage of net sales was 39.2% in the second quarter of fiscal 2019 compared to 37.7% for the same period last year.

SG&A for the second quarter of fiscal 2019 was $29.3 million, an increase of $1.7 million from $27.6 million for the same period last year. The increase was primarily due to higher personnel-related expenses of $1.0 million, $0.6 million of additional share-based compensation and other items of $0.1 million. As a percentage of net sales, SG&A was 17.0% for the second quarter of fiscal 2019 compared to 16.8% for the same period last year.

Other operating expenses for the second quarter of fiscal 2019 totaled $2.6 million compared to $8.9 million for the same period last year. For the second quarter of fiscal 2019, other operating expenses consisted primarily of $2.6 million in amortization of intangible assets. For the second quarter of fiscal 2018, other operating expenses were comprised mainly of $6.5 million related to restructuring of the Sargent Canada operation and $2.4 million of amortization of intangible assets.

Operating income for the second quarter of fiscal 2019 was $35.9 million compared to operating income of $25.4 million for the same period last year. Excluding costs associated with restructuring of the Sargent Canada operation in fiscal 2018, adjusted operating income for the second quarter of fiscal 2018 was $31.9 million. Operating income as a percentage of net sales was 20.8% for the second quarter of fiscal 2019 compared to an adjusted 19.4% for the same period last year.

Interest expense, net was $1.4 million for the second quarter of fiscal 2019 compared to $1.9 million for the same period last year.

Income tax expense for the second quarter of fiscal 2019 was $4.0 million compared to $8.5 million for the same period last year. The effective income tax rate for the second quarter of fiscal 2019 was 11.7% compared to 36.4% for the same period last year. The reduction in the effective income tax rate primarily reflects the net benefits of the Tax Cuts and Jobs Act and $3.2 million of benefit associated with share-based compensation compared to $0.4 million of share-based compensation benefit for the same period last year.

Net income for the second quarter of fiscal 2019 was $30.1 million compared to $14.8 million for the same period last year. On an adjusted basis, net income was $30.2 million for the second quarter of fiscal 2019, compared to $20.3 million for the same period last year.

Diluted EPS for the second quarter of fiscal 2019 was $1.22 per share compared to $0.61 per share for the same period last year. On an adjusted basis, diluted EPS for the second quarter of fiscal 2019 was $1.22 per share compared to an adjusted diluted EPS of $0.83 per share for the same period last year, an increase of 47.0%.

Backlog, as of September 29, 2018, was $429.9 million compared to $390.2 million as of September 30, 2017.

Outlook for the Third Quarter Fiscal 2019

The Company expects net sales to be approximately $174.0 million to $176.0 million in the third quarter of fiscal 2019. This would result in a growth rate of 4.3% to 5.5% on a year-over-year basis and 6.9% to 8.2% on an organic year-over-year basis.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 844-419-1755 (international callers dial 216-562-0468) and provide conference ID # 9286307. An audio replay of the call will be available from 1:30 p.m. ET November 2, 2018 until 12:30 p.m. ET November 9, 2018. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference call ID # 9286307. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (GAAP), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the following: the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, tax legislation and changes, the Company’s ability to meet its debt obligations, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Ernest Hawkins

203-267-5010

Ehawkins@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017

Net sales	$172,916	$164,317	$348,901	$328,214
Cost of sales	105,097	102,399	213,343	204,280
Gross margin	67,819	61,918	135,558	123,934

Operating expenses:
Selling, general and administrative	29,326	27,595	58,901	55,373
Other, net	2,609	8,886	4,775	11,165
Total operating expenses	31,935	36,481	63,676	66,538

Operating income	35,884	25,437	71,882	57,396

Interest expense, net	1,446	1,914	3,157	3,943
Other non-operating (income) expense	336	223	1,370	754
Income before income taxes	34,102	23,300	67,355	52,699
Provision for income taxes	3,991	8,477	9,777	16,067
Net income	$30,111	$14,823	$57,578	$36,632

Net income per common share:
Basic	$1.24	$0.62	$2.38	$1.53
Diluted	$1.22	$0.61	$2.34	$1.51

Weighted average common shares:
Basic	24,325,754	23,946,360	24,233,266	23,875,749
Diluted	24,719,056	24,309,593	24,635,146	24,250,740

	Three Months Ended		Six Months Ended
Reconciliation of Reported Operating Income to	September 29,	September 30,	September 29,	September 30,
Adjusted Operating Income:	2018	2017	2018	2017

Reported operating income	$35,884	$25,437	$71,882	$57,396
Integration and restructuring	—	6,494	—	6,494
Adjusted operating income	$35,884	$31,931	$71,882	$63,890

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Six Months Ended
Per Common Share to Adjusted Net Income and	September 29,	September 30,	September 29,	September 30,
Adjusted Net Income Per Common Share:	2018	2017	2018	2017

Reported net income	$30,111	$14,823	$57,578	$36,632
Loss on extinguishment of long term debt (1)	—	—	815	—
Integration and restructuring		5,577		5,577
Foreign exchange translation loss (gain) (1)	110	(11)	10	197
Discrete tax reserve loss (benefit)	—	(134)	(73)	(182)
Adjusted net income	$30,221	$20,255	$58,330	$42,224
(1) After tax impact.

Adjusted net income per common share:
Basic	$1.24	$0.85	$2.41	$1.77
Diluted	$1.22	$0.83	$2.37	$1.74

Weighted average common shares:
Basic	24,325,754	23,946,360	24,233,266	23,875,749
Diluted	24,719,056	24,309,593	24,635,146	24,250,740

RBC Bearings Incorporated

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 29,	September 30,	September 29,	September 30,
Segment Data, Net External Sales:	2018	2017	2018	2017

Plain bearings segment	$77,480	$72,392	$156,005	$145,045
Roller bearings segment	37,000	32,317	72,870	63,730
Ball bearings segment	18,038	16,480	36,112	32,260
Engineered products segment	40,398	43,128	83,914	87,179
	$172,916	$164,317	$348,901	$328,214

	Three Months Ended		Six Months Ended
	September 29,	September 30,	September 29,	September 30,
Selected Financial Data:	2018	2017	2018	2017

Depreciation and amortization	$7,639	$7,140	$14,952	$14,238

Incentive stock compensation expense	$4,039	$3,402	$7,805	$6,630

Adjusted operating income plus depreciation/amortization plus incentive stock compensation expense	$47,562	$42,473	$94,639	$84,758

Cash provided by operating activities	$24,030	$24,153	$57,865	$63,962

Capital expenditures	$10,753	$7,008	$17,746	$12,667

Total debt			$124,458	$220,228

Cash and short-term investments			$60,365	$42,885

Total debt minus cash			$64,093	$177,343

Repurchase of common stock			$3,531	$3,356

Backlog			$429,904	$390,185

*The Company retrospectively adopted ASU No. 2017-07, “Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost” on April 1, 2018. The adoption of this ASU resulted in the reclassification of $159 of net periodic benefit cost from compensation costs ($107 included within Cost of sales and $52 within Other, net) to Other non-operating expense on the Consolidated Statement of Operations for the three-month period ended September 30, 2017 and $318 of net periodic benefit cost from compensation costs ($214 included within Cost of Sales and $104 within Other, net) to Other non-operating expense on the Consolidated Statement of Operations for the six-month period ended September 30, 2017.